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                                                                      EXHIBIT 12


                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
       Statement of Computation of Ratio of Earnings to Fixed Charges (1)
                          (in millions, except ratios)



                                                                          YEAR ENDED OCTOBER 31
                                                        ----------------------------------------------------
                                                          1998     1997       1996       1995       1994
                                                        -------   -------    -------    -------    -------

Pre-tax income from continuing operations ...........   $ 4,091   $ 4,455    $ 3,694    $ 3,632    $ 2,423
Minority interest  in the income of  subsidiaries
   with fixed charges ...............................         8        39         38         29         17

Undistributed (earnings) or loss of equity
    investees .......................................        10        (6)       (62)       (47)         4

  Fixed charges:
    Interest expense and amortization of debt
    discount  and premium on all indebtedness .......       235       215        327        206        155
    Interest included in rent .......................       158       139        126        111        104
                                                        -------   -------    -------    -------    -------

                  Total fixed charges ...............       393       354        453        317        259

  Earnings before income taxes,  minority interest,
   undistributed earnings or loss of equity investees
   and fixed charges ................................   $ 4,502   $ 4,842    $ 4,123    $ 3,931    $ 2,703
                                                        -------   -------    -------    -------    -------
                                                        -------   -------    -------    -------    -------
  Ratio of earnings to fixed charges ................      11.5      13.7        9.1       12.4       10.4
                                                        -------   -------    -------    -------    -------
                                                        -------   -------    -------    -------    -------
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(1)  The ratio of earnings to fixed charges was computed by dividing earnings
     (income from continuing operations before income taxes, adjusted for fixed charges, minority interest in the income of subsidiaries with fixed charges and equity in earnings or loss of equity investees) by fixed charges for the periods indicated. Fixed charges include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.